Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS
SUNNYVALE, CALIF. April 22, 2014 - Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics,  reported revenue consistent with its April 8, 2014, press release of $465 million for the first quarter of 2014, a decrease of approximately 24%, compared with $611 million for the first quarter of 2013.
Revenue reflects a reduction of first quarter of 2014 system revenue by approximately $24 million as well as instrument and accessory revenue by $2 million associated with a customer trade-out program for the newly launched da Vinci® Xi™ Surgical System. Excluding the $26 million deferral relating to the trade-out program, revenue would have been $491 million, a decrease of approximately 20% compared with first quarter of 2013.
First quarter 2014 instrument and accessory revenue decreased by approximately 2% to $255 million compared with $261 million for the first quarter of 2013. The decrease in revenue was driven by lower instrument and accessory stocking orders associated with lower first quarter 2014 system unit sales and the revenue deferral of $2 million relating to the da Vinci Xi customer trade-out program, partially offset by approximately 7% higher da Vinci procedure volume. Higher procedure volume was driven by growth in U.S. general surgery procedures and international urologic procedures, partially offset by lower U.S. gynecologic procedures.

Systems revenue decreased to $106 million in the first quarter of 2014, compared with $256 million for the first quarter of 2013. The decrease was driven by lower U.S. systems sales and the revenue deferral of $24 million relating to the da Vinci Xi customer trade-out program. Intuitive Surgical shipped 87 da Vinci Surgical Systems during the three months ended March 31, 2014, compared with 164 in the same period last year. The decrease in system unit shipments primarily reflected lower first quarter of 2014 system sales into the U.S. market. U.S. system shipments were down in the first quarter of 2014 as a result of lower procedure growth, changing hospital capital-spending priorities associated with the implementation of the Affordable Care Act, and the impact that anticipation of a new system may have had on customer capital-spending decisions.

First quarter of 2014 service revenue increased approximately 10% to $104 million, compared with $94 million for the first quarter of 2013, reflecting growth in the installed base of da Vinci Surgical Systems.

First quarter of 2014 operating income decreased to $57 million, compared with $251 million in the first quarter of 2013. Operating results for the first quarter of 2014 included a pre-tax charge of $67 million related to a probable loss associated with product liability claims previously announced in the Company's April 8, 2014 press release.

Intuitive Surgical’s income tax rate for the first quarter of 2014 was 26.8%, compared with 26.1% for the first quarter of 2013.

First quarter 2014 net income, including the $67 million litigation accrual and reflecting the $26 million revenue deferral associated with the da Vinci Xi customer trade-out program, was $44 million, or $1.13 per diluted share, compared with $189 million, or $4.56 per diluted share, for the first quarter of 2013.

Intuitive Surgical ended the first quarter of 2014 with $3 billion in cash, cash equivalents and investments, reflecting an increase of $210 million during the quarter.

Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at: http://phx.corporate-ir.net/phoenix.zhtml?c=122359&p=irol-IRHome.

Intuitive Surgical discussed these results in a conference call on April 22, 20414, at 1:30 pm PST. The dial-in numbers for the call were (800) 230-1092 for participants located in the United States and (612) 288-0337 for participants located outside the United States. The host was Dr. Gary Guthart, CEO of Intuitive Surgical. To access financial information that was discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci Surgical System. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.

About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/.

da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

	Three months ended
In millions (except per share data)	March 31, 2014	December 31, 2013	March 31, 2013
Revenue:
Instruments and accessories	$254.8	$268.2	$261.1
Systems	106.0	204.6	255.9
Services	103.9	103.4	94.4
Total revenue	464.7	576.2	611.4
Cost of revenue:
Product	113.8	144.2	146.3
Service	35.5	34.0	30.8
Total cost of revenue (1)	149.3	178.2	177.1
Gross profit	315.4	398.0	434.3
Operating expenses:
Selling, general, and administrative	215.8	147.7	141.5
Research and development	43.0	41.7	41.6
Total operating expenses (1)	258.8	189.4	183.1
Income from operations (2)	56.6	208.6	251.2
Interest and other income, net	3.9	5.9	4.3
Income before taxes	60.5	214.5	255.5
Income tax expense	16.2	48.3	66.6
Net income (3)	$44.3	$166.2	$188.9
Net income per share:
Basic	$1.16	$4.36	$4.69
Diluted (4)	$1.13	$4.28	$4.56
Shares used in computing net income per share:
Basic	38.3	38.1	40.3
Diluted	39.1	38.8	41.4

(1) Includes share-based compensation expense as follows:
Total cost of revenue	$7.5	$7.6	$6.8
Total operating expenses	$33.3	$34.0	$31.4
(2) Includes amortization of purchased intangibles as follows:
Income from operations	$4.7	$4.7	$5.6
(3) Net income includes the effect of the following items:
Deferral of revenue related to Q1’14 trade-in program, net of tax of $8.2	$11.3	$—	$—
Product liability litigation charge, net of tax of $18.7	$48.7	$—	$—
(4) Earnings per share include the effect of the following items:
Deferral of revenue related to Q1’14 trade-in program, net of tax of $0.21 per share	$0.29	$—	$—
Product liability litigation charge, net of tax of $0.48 per share	$1.25	$—	$—

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

In millions	March 31, 2014	December 31, 2013
Cash, cash equivalents and investments	$2,963.6	$2,753.9
Accounts receivable, net	239.1	301.4
Inventories	185.5	179.6
Property, plant and equipment, net	320.8	309.9
Goodwill	147.5	137.4
Deferred tax assets	166.5	135.7
Other assets	171.2	132.4
Total assets	$4,194.2	$3,950.3

Accounts payable and other accrued liabilities	$310.2	$247.2
Deferred revenue	227.4	201.7
Total liabilities	537.6	448.9
Stockholders’ equity	3,656.6	3,501.4
Total liabilities and stockholders’ equity	$4,194.2	$3,950.3